IN THE CIRCUIT COURT IN THE TWELFTH JUDICIAL CIRCUIT
IN AND FOR SARASOTA COUNTY, FLORIDA

IBC Funds, LLC, a Nevada Limited Liability Company, Plaintiff, -against- Frozen Food Gift Group, Inc., a Delaware Corporation, Defendant. _______________________________/	CIVIL ACTION NO. 2014 CA 000862 NC

ORDER GRANTING APPROVAL OF
AMENDED AND RESTATED SETTLEMENT AGREEMENT AND STIPULATION

This matter having come on for a hearing on the 7th day of March, 2014, to approve the Amended and Restated Settlement Agreement entered into as of March 6, 2014 between Plaintiff, IBC Funds, LLC ("Plaintiff") and Defendant, Frozen Food Gift Group, Inc. ("Defendant" and collectively with Plaintiff, the "Parties"), and the Court having held a hearing as to the fairness of the terms and conditions of the Amended and Restated Settlement Agreement and Stipulation and being otherwise fully advised in the premises, the Court hereby finds as follows:

1. The Court has been advised that the Parties intend that the sale of the Shares (as defined by the Settlement Agreement and, hereinafter, the "Shares") to and the resale of the Shares by Plaintiff in the United States, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933 (the "Securities Act") in reliance upon Section 3(a)(10) of the Securities Act based upon this Court's

finding herein that the terms and conditions of the issuance of the Shares by Defendant to Plaintiff are fair to Plaintiff;

2. The hearing having been scheduled upon the consent of Plaintiff and Defendant, Plaintiff has had adequate notice of the hearing and Plaintiff is the only party to whom Shares will be issued pursuant to the Amended and Restated Settlement Agreement;

3. The terms and conditions of the issuance of the Shares in exchange for the release of certain claims as set forth in the Amended and Restated Settlement Agreement are fair to Plaintiff, the only party to whom the Shares will be issued;

4. The fairness hearing was open to Plaintiff. Plaintiff was represented by counsel at the hearing who acknowledged that adequate notice of the hearing was given and consented to the entry of this Order.

It is hereby ORDERED AND ADJUDGED that the Order Granting Approval of Settlement Agreement and Stipulation executed February 14, 2014 is hereby vacated and shall be of no further legal force or effect and that the Amended and Restated Settlement Agreement and Stipulation is hereby approved nunc pro tunc to February 14, 2014 as fair to the party to whom the Shares will be issued, within the meaning of Section 3(a)(10) of the Securities Act and that the sale of the Shares to Plaintiff and the resale of the Shares in the United States by Plaintiff, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933. The Amended and Restated Settlement Agreement and Stipulation entered into between the parties is hereby approved and the parties are ordered to comply with same. The Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida reserves jurisdiction over the parties to this action as well as the subject matter herein for

purposes of contempt and enforcement of the Settlement Agreement and Stipulation as well as for such other purposes as allowed by law.

SO ORDERED, this ___ day of __________, 2014.

MAR 07 2014

____

The Honorable ________________

Conformed copies to:
Charles N. Cleland, Jr., Esq.
Michael G. Brown, Esq.